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                              CAMBREX CORPORATION
                                 EXHIBIT 10.23


                              CAMBREX CORPORATION
                          SUPPLEMENTAL RETIREMENT PLAN


                                   ARTICLE I

                                  INTRODUCTION

                 The Cambrex Corporation Supplemental Executive Retirement Plan (the "Supplemental Plan") has been established effective January 1, 1994 to preserve certain benefits for selected officers and key employees (each, an "Employee") of Cambrex Corporation (the "Corporation") and any participating subsidiaries (a "Participating Subsidiary") which may not be provided under the Corporation's qualified pension plan (the "Retirement Plan") by reason of the dollar limitations contained in Sections 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code") hereinafter referred to as the "Compensation Limit." The Supplemental Plan is intended to be a plan for the benefit of a select group of management or highly compensated individuals, as such terms are defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

                                   ARTICLE II

                      SUPPLEMENTARY RETIREMENT PROVISIONS

                 2.1. Eligibility. Each Employee who is a Participant in the Retirement Plan as of the date hereof and who is also an officer of the Corporation or is highly
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compensated shall be eligible to participate in the Supplementary Retirement
Provisions of this Supplemental Plan (a "Participant").

                 2.2. Vesting. Each Participant shall vest in the benefits made available hereunder at the same time and under the same circumstances as apply to the Retirement Plan benefits supplemented hereby.

                 2.3.  Determination of Supplementary Retirement Benefits.
Each Participant shall be entitled to receive an annual retirement benefit hereunder equal to (i) the annual retirement benefit which would have been payable to such Participant under the Retirement Plan as in effect on the retirement date of such Participant but for the Compensation Limits, reduced by
(ii) any retirement benefit actually payable to a Participant under the Retirement Plan and under any other plan, program or arrangement (including individual agreements) maintained by the Corporation.

                 2.4. Payment of Benefits. Amounts payable to a Participant in accordance with Article II shall be paid to such Participant at the same time, in the same manner (including, with respect to death or survivor benefits, to the same beneficiary) and subject to the same reductions as the benefits payable to such Participant under the Retirement Plan.





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                                  ARTICLE III

                               GENERAL PROVISIONS

                 3.1. No Rights to Specific Assets. Benefits payable under the Supplemental Plan shall be paid directly from the general assets of the Corporation or a Participating Subsidiary. Nothing contained in this Supplemental Plan and no action taken pursuant to the provisions of this Supplemental Plan shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Corporation or any Participating Subsidiary and any Participant, any designated beneficiary or any other person. TO THE EXTENT THAT ANY PERSON ACQUIRES A RIGHT TO RECEIVE PAYMENTS UNDER THIS SUPPLEMENTAL PLAN SUCH RIGHT SHALL BE NO GREATER THAN THE RIGHT OF AN UNSECURED GENERAL CREDITOR. Notwithstanding the forgoing, the Corporation may establish a grantor trust or purchase securities to assist it in meeting its obligations hereunder; provided, however, that in no event shall any Participant have any interest in such trust or property other than as an unsecured general creditor.

                 3.2. Committee. The Supplemental Plan shall be administered by the Benefits Administration Committee. The Committee shall have, to the extent appropriate, the same





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powers, rights, duties and obligations with respect to the Supplemental Plan as provided in this Supplemental Plan.

                 3.3. Non-Guarantee of Employment. Nothing contained in this Supplemental Plan shall be construed as a contract of employment between the Corporation or a Participating Subsidiary and any Employee, or as a right of any Employee to continued employment, or to affect the right of the Corporation or a Participating Subsidiary to discharge any of its Employees, with or without cause.

                 3.4. Interests Not Transferable. No supplemental benefits payable at any time under the Supplemental Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or other legal process, or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefits, whether currently or thereafter payable, shall be void. No supplemental benefit shall, in any manner, be liable for or subject to the debts or liabilities of any person entitled to such benefits. If any person shall attempt to, or shall alienate, sell, transfer, assign, pledge or otherwise encumber his supplemental benefits under the Supplemental Plan, or if by any reason of his bankruptcy or other event happening at any time, such benefits would devolve upon any other person or would not be enjoyed by the





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person entitled thereto under the Supplemental Plan, then the Benefits
Administration Committee, in its discretion, may terminate the interest in any such benefits of the person entitled thereto under the Supplemental Plan and hold or apply them to or for the benefit of such person entitled thereto under the Supplemental Plan, his spouse, children, other dependents or designated beneficiary, or any of the above, in such manner as the Benefits Administration Committee may deem proper.

                 3.5. Facility of Payment. Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Benefits Administration Committee, is unable to properly manage his financial affairs, may be paid to the legal representative of such person, or may be applied for the benefit of such person in any manner which the Committee may select.

                 3.6. Gender and Number. Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

                 3.7. Controlling Law. To the extent not superseded by the law of the United States, the law of the State of New Jersey shall be controlling in all matters relating to the Supplemental Plan.





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                 3.8.  Action by Cambrex.  Any action required of or permitted by the Corporation under the Supplemental Plan shall be by resolution of the Corporation's Board of Directors or the committee appointed by such Board of Directors.

                 3.9. Successors. This Supplemental Plan is binding on the Corporation and each Participating Subsidiary designated by the Corporation to be covered by the Supplemental Plan and will inure to the benefit of any successor of the Corporation or any such Participating Subsidiary whether by purchase, merger, consolidation or otherwise.

                 3.10. Amendment and Termination. The Benefits Administration Committee may, at any time, amend or terminate the Supplemental Plan; provided that no such amendment or termination shall impair the rights of a Participant with respect to any supplemental retirement benefits accrued under the Plan.

                 3.11. Legal Fees. In the event that any Participant (or the beneficiary or legal representative of such Participant) shall make demand for payment of benefits due under the terms of the Supplemental Plan and prevail as to any material aspect of such claim, the Corporation shall pay all of the Participant's expenses in conjunction with pursuing such claim (including, without limitation, legal fees) and interest on the amount or amounts due from the date each





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such amount should have been paid hereunder in an amount equal to 10% per annum compounded, semiannually.

                 IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the Supplemental Plan, the Corporation has caused the Supplemental Plan to be duly executed in its name and behalf by its proper officers thereunder authorized as of January 1, 1994.


ATTEST:                                    CAMBREX CORPORATION



By: _____________________     By:  ______________________
           Secretary





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